EXHIBIT 10.1a

OPTION TO PURCHASE
COMMON STOCK

WHEREAS, Chi Lin Technology Co., Ltd. ("Chi Lin"), an entity of the Republic of China (Taiwan), doing business at No. 18, Sheng Li 1st Street, Jen Te Hsiang, Tainan County 71758, Taiwan, Republic of China, is the owner of 6,043,704 shares (the "InMedica Shares") of restricted common stock of InMedica Development Corporation, a Utah corporation ("InMedica"); and

WHEREAS, Chi Lin is also the owner of 425,000 shares of restricted common stock (the "MicroCor Shares") of MicroCor Inc., a Utah corporation ("MicroCor"); and

WHEREAS, Synergistic Equities Ltd. ("SE") of 55 Frederick Street, Nassau, Bahamas desires to acquire an option to purchase the InMedica Shares;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

OPTION

Chi Lin hereby grants to SE an option to purchase the InMedica Shares and the MicroCor Shares for an aggregate purchase price of $114,500 US. This Option shall be exercisable by SE for a period commencing with the date hereof through and including January 8, 2010.  Exercise hereof shall occur by SE giving notice to Chi Lin at the above address of the exercise of this Option, which may be confirmed by email or fax, and delivery of certified funds in the amount of $114,500 to Chi Lin either by certified check or by wire transfer as directed by Chi Lin. SE may transfer all or a portion of this Option to one or more third parties. SE and Chi Lin each agrees that it will be responsible to report to the U.S. Securities and Exchange Commission its respective acquisition or grant of this Option to acquire or sell beneficial ownership in InMedica, pursuant to the appropriate forms under Section 16A of the Securities Exchange Act of 1934 and the Williams Act of the federal securities laws.

Dated the 10th day of September, 2009.

CHI LIN TECHNOLOGY CO., LTD
/s/ Yeou-Geng Hsu

Yeou-Geng Hsu, President